EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-220766, No. 333-218408, No. 333-204545, and No. 333-126809 on Form S-8, and 333-254526 on Form S-3 of Central Valley Community Bancorp of our report dated March 9, 2022 relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Sacramento, California
March 9, 2022